Exhibit 5.1

28 June 2017
To:    Board of Directors
Avadel Pharmaceuticals plc
Block 10-1
Blanchardstown Corporate Park
Ballycoolin
Dublin D15 WDH4
Re:	Avadel Pharmaceuticals plc (the "Company") Form S-8 Opinion
Dear Sirs,
1.         Basis of Opinion
1.1
We are acting as Irish counsel to Avadel Pharmaceuticals Public Limited Company, registered number 572535, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15 (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement"), to be filed with the United States Securities and Exchange Commission (the "SEC") on the date hereof under the Securities Act of 1933, as amended (the "Securities Act"), with respect to ordinary shares, nominal value US$0.01 each, of the Company (the "Shares"), that may be delivered pursuant to the incentive compensation and employee share purchase plans listed in Schedule 1 hereto (the "Plans").

1.2
This Opinion is confined to and given in all respects in accordance with the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents (as defined below) or the transactions contemplated thereby.

1.3	This Opinion is also strictly confined to:
(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;
(b)	the documents listed in Schedule 1 (the "Plan Documents"); and
(c)	the legal searches listed at paragraph 1.8 below (the "Searches"), and is subject to the assumptions and qualifications set out below.
1.4	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:
(a)	the Plan Documents;

(b)	the documents listed in Schedule 2 (the "Supplementary Documents", and together with the Plan Documents, the "Documents");
(c)	the Searches; and
(d)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.
1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.
1.6
We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans or the Shares other than the Plan Documents.

1.7
In giving this Opinion, we have relied upon the Corporate Certificate (as defined in Schedule 2 to this Opinion) and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.8	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 28 June 2017:
(a)
on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and
(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company.
1.9
This Opinion speaks only as of its date. We assume no obligation to update the Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

1.10
References in this Opinion to the "Companies Act" means the Companies Act 2014, all enactments which are to be read as are with, or construed or read together as are with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

1.11	No assumption or qualification in this Opinion limits any other assumption herein. Headings to paragraphs or sub-paragraphs of this Opinion are for convenience only.

2.         Opinion
Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:
2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.
2.2
When the Shares have been issued (and, if required, paid for) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.         Assumptions
For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:
Registration Statement and the Plans
3.1
that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined and that the Registration Statement will have become effective under the Securities Act;

3.2
that any awards granted pursuant to the Plans will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue and that where Shares are issued under the Plans without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by section 1027(1) of the Companies Act (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by sections 82(6) and 1043(1) of the Companies Act or issued for consideration as set out in section 1028(2) of the Companies Act);

3.3	that the filing of the Registration Statement has been authorised by all necessary actions under all applicable laws other than Irish law;
3.4
that the exercise of any options and rights granted under the Plans and the issue of the Shares upon exercise of such options and rights (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award agreements;

3.5	that the Company has sufficient authorised but unissued share capital to issue the required number of Shares to be delivered to the recipients of any awards granted under the Plans;

3.6
that, at the time of issue of the Shares, the authorities of the Company and the directors of the Company to issue the Shares and, if required, on a non-preemptive basis for cash, as provided for in the Companies Act and the Constitution, are in full force and effect;

3.7
that the Company will continue to renew its authority to issue the Shares in accordance with the terms and conditions set out in the Constitution and Companies Act and that, where such authority has not been renewed, the Company will not issue the Shares after such authority has expired;

3.8
that, as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.9	that from the date of the board resolutions set out in Schedule 2, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions;
Authenticity and bona fides
3.10
the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.11
that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.12
that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.13
that the constitution adopted by resolution of the shareholders of the Company dated 20 December 2016 and effective on 31 December 2016 (the "Constitution") is the current Constitution, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution;

Accuracy of searches and warranties
3.14
the accuracy and completeness of the information disclosed in the Searches is accurate as of the date of this Opinion and that such information has not since the time of such search or enquiry been altered. It should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company or its assets and, accordingly, it is assumed that the Searches correctly reflect that (i) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any of its assets or undertakings; (ii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company; (iii) no insolvency proceedings have been opened or been requested to be opened in relation to the Company; and (iv) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of sections 509(3) and 570 of the Companies Act;

3.15	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and
Commercial benefit
3.16
that the Plan Documents have been entered into for bona fide commercial purposes, on arm's length terms and for the benefit of each party thereto and are in those parties' respective commercial interests and for their respective corporate benefit.

4.         Disclosure
This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement.
The opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.
Yours faithfully,
/s/ Arthur Cox
ARTHUR COX

SCHEDULE 1
The Plans
1.	2017 Omnibus Incentive Compensation Plan
2.	2017 Employee Share Purchase Plan

SCHEDULE 2
The Supplementary Documents
1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC;
2.	A copy of the minutes of the board of directors of the Company dated 28 June 2017.
3.	A copy of the resolutions of the shareholders of the Company dated 28 June 2017.
4.	A copy of the Constitution adopted by resolution of the shareholders of the Company dated 20 December 2016 and effective on 31 December 2016.
5.	A corporate certificate of Phillandas T. Thompson, secretary of the Company, dated 28 June 2017 (the "Corporate Certificate").
6.	A copy of the certificate of incorporation of the Company dated 1 December 2015.
7.	A copy of the certificate of incorporation on change of name of the Company dated 9 May 2016.
8.	A copy of the certificate of incorporation on re-registration as a public limited company of the Company dated 21 November 2016.
9.	The results of the Searches.
10.	Letter of status from the Irish Companies Registration Office dated 28 June 2017.